Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

July 2009 Performance Update

The Frontier Fund Supplement Dated August 11, 2009 to Prospectus Dated May 26, 2009

The Frontier Fund Class 2 New

T H E     F RO N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the various Series of The Frontier Fund is detailed below: *

The Frontier Fund Class 2 New	July 31, 2009	July 31, 2009	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	-0.59%	-2.37%	$97.63
Frontier Dynamic Series-2	-0.01%	-2.84%	$97.16
Frontier Long/Short Commodity Series-2a	0.64%	-1.74%	$98.26
Frontier Masters Series-2	-1.49%	-3.38%	$96.62

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of July 31, 2009. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$2,561,008.41
Unrealized trading gain/(loss)			(2,658,544.49)
Net change in inter-series payables			203,749.05
Less: commissions			(19,807.92)
Less: FCM fees			(68,725.99)
Foreign currency gain/(loss)			(2,017.34)
Interest income			54,031.96

Total Income			69,693.68

EXPENSES

Management fees			18,918.26
Incentive fees			42,691.20
Broker service fees			7,263.07

Total Expenses			68,872.53

Net Income (Loss)			$821.15

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	275.00000	$27,008.49	98.21
Current month additions	2,775.57768	270,000.00
Current month redemptions	—	—
Net Income (loss) for current month		821.15

Net Asset Value, end of current month	3,050.57768	$297,829.64	97.63

	Monthly rate of return		-0.59%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND DYNAMIC SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			14,796.47
Net change in inter-series payables			3,973.14
Less: commissions			—
Less: FCM fees			(58,721.89)
Foreign currency gain/(loss)			—
Interest income			46,154.82

Total Income			6,202.54

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			6,206.17

Total Expenses			6,206.17

Net Income (Loss)			$(3.63)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, start of operations	275.00000	$26,723.15	97.18
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		(3.63)

Net Asset Value, end of current month	275.00000	$26,719.52	97.16

	Monthly rate of return		-0.01%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Dynamic Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$2,603.68
Unrealized trading gain/(loss)			(1,534.45)
Less: commissions			(31.01)
Less: FCM fees			(79.95)
Foreign currency gain/(loss)			(0.12)
Interest income			58.98

Total Income			1,017.13

EXPENSES

Management fees			89.67
Incentive fees			190.33
Broker service fee			8.49

Total Expenses			288.49

Net Income (Loss)			$728.64

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	275.00000	$26,850.19	97.64
Current month additions	433.08467	42,000.00
Current month redemptions	—	—
Net Income (loss) for current month		728.64

Net Asset Value, end of current month	708.08467	$69,578.83	98.26

	Monthly rate of return		0.64%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(288,811.19)
Unrealized trading gain/(loss)			(55,606.38)
Net change in inter-series payables			408,978.46
Less: commissions			(5,652.08)
Less: FCM fees			(54,542.68)
Foreign currency gain/(loss)			(4,441.67)
Interest income			40,009.62

Total Income			39,934.08

EXPENSES

Management fees			34,571.30
Incentive fees			0.03
Broker Service Fees			5,764.41

Total Expenses			40,335.74

Net Income (Loss)			$(401.66)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	275.00000	$26,970.91	98.08
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		(401.66)

Net Asset Value, end of current month	275.00000	$26,569.25	96.62

	Monthly rate of return		-1.49%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Masters Series 2